Exhibit 23.1

Ernst & Young LLP 2200, 215 2nd St SW Calgary, AB T2P 1M4	Tel: +1 403 206 5000 Fax: +1 403 290 4265 ey.com/ca

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 22, 2022 with respect to the consolidated financial statements of Hammerhead Resources Inc. as at and for the years ended December 31, 2021 and December 31, 2020, in Amendment No. 2 to the Form F-4 Registration Statement of Hammerhead Energy Inc. for the registration of Hammerhead Energy Inc. common shares and warrants and common shares issuable upon exercise of warrants of Hammerhead Energy Inc.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Calgary, Canada

December 6, 2022